Exhibit 99.2

BioVie Issues Letter to Shareholders

•	Parkinson’s disease (PD) patients treated with NE3107 for 28 days experienced a clinically meaningful increase in motor control.
•	Additional data presented at the Clinical Trials in Alzheimer’s Disease (CTAD) conference showed that NE3107 enhanced cognition as measured by a variety of assessment tools. Furthermore, a large majority of patients with abnormal MRI scans before treatment showed improvement in one or more brain regions as seen from advanced functional MRI studies after 3 months of treatment with NE3107.
•	NE3107 Appears to Impact Biomarkers of Aging-Related Disease States; Reduces Horvath DNA Methylation SkinBlood Clock by 3.3 years after 3 months of treatment

Carson City, NV, December 7, (GLOBE NEWSWIRE) -- BioVie Inc., (NASDAQ: BIVI) (“BioVie” or the “Company”) a clinical-stage company developing innovative drug therapies for the treatment of advanced liver disease and neurological and neurodegenerative disorders, today issued the following letter to shareholders:

Dear shareholders,

The company has made significant progress with our clinical programs and released additional data within the last week. Thus, I wanted to send you this letter to summarize the large body of information we recently released. The key points to takeaway are:

•	Parkinson’s disease (PD) patients treated with NE3107 for 28 days experienced a clinically meaningful increase in motor control.
•	Additional data presented at the Clinical Trials in Alzheimer’s Disease (CTAD) conference showed that NE3107 enhanced cognition as measured by a variety of assessment tools. Furthermore, a large majority of patients with abnormal MRI scans before treatment showed improvement in one or more brain regions as seen from advanced functional MRI studies after 3 months of treatment with NE3107, and these improvements tended to vary directly with cognitive change.
•	NE3107 appears to impact biomarkers of aging-related disease states and reduces Horvath DNA methylation SkinBlood clock by 3.3 years after 3 months of treatment.

NE3107 enhances motor control

The NM201 study (NCT05083260) is a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in Parkinson's disease (PD). This trial was launched with two design objectives: 1) the primary objectives are to demonstrate safety and the absence of adverse interactions of NE3107 with levodopa; and 2) the secondary objective is to determine if NE3107’s promotoric activity observed in nonhuman primates can be seen in humans. The trial met both objectives.

Before study commencement and at multiple points throughout the 28-day trial, patients who did not receive PD medications for at least 8 hours overnight were observed using the Unified Parkinson’s Disease Rating Scale (UPDRS) first thing in morning (hour 0). Patients were then given medication and observed again using UPDRS at 1, 2, 3, 4, and 8 hours after drug administration. Part 3 of the UPDRS instrument assessed motor control.

•	Patients treated with NE3107 and levodopa saw improvements of part 3 score on Day 28 compared to Day 0 that is 3+ points better than those treated with levodopa alone at the 2 and 3 hour marks. This level of superiority is considered by PD experts to be clinically meaningful.[*]
•	Patients younger than 70 years old treated with NE3107 and levodopa experienced improvements that are roughly 6 points better than levodopa-treated alone. Patients younger than 70 years old represented roughly one-half of study participants.
•	After 28 days of treatment, 63.6% of patients treated with levodopa alone experienced >30% improvement from Day 0 at the two-hour mark compared to 80% for NE3107+levodopa-treated patients and 88.9% of NE3107+levodopa patients under 70 years old. This pattern is also observed for other time periods.
•	There were no drug-related adverse events

Full details from this trial will be presented at the upcoming AD/PD™ 2023 International Conference on Alzheimer’s and Parkinson’s Diseases to be held March 28-April 1, 2023 in Gothenburg, Sweden.

This trial is primarily a safety and drug-drug interaction study that we expanded in hopes of finding an efficacy signal. The fact that this small trial showed this descriptive magnitude of therapeutic impact for NE3107 allows us to proceed with planning the Phase 3 program for discussion with the FDA.

NE3107 enhances cognition

The company supported an Investigator-Sponsored 2 trial (NCT05227820) to explore NE3107’s impact on biomarkers and brain imaging in mild cognitive impaired (MCI) and mild AD patients. Topline results were released on September 7, 2022, and the Principal Investigator’s team presented additional data at the CTAD annual conference, held in San Francisco, CA November 29 to December 2, 2022. These data showed the following among patients with MMSE>=20 (i.e., MCI and mild AD):

•	Patients demonstrated enhanced thinking, memory, and function after three months of treatment with NE3107 compared to baseline as measured using multiple rating scales. Statistically significant improvements were observed using modified Alzheimer’s Disease Assessment Scale-Cognitive (ADAS-Cog12 scale, 2.2 points improvement, p=0.0173), the Clinical Dementia Rating scale (CDR, 0.11 point improvement, p=0.0416), and the Alzheimer’s Disease Composite Score (ADCOMS, 0.07 point improvement, p=0.0094).
•	Improvements in inflammation (reduction in TNFa) correlated with improvements in cognition (R=0.59, p=0.0259)
•	Patients experienced a reduction of CSF phospho-tau levels of -1.66 pg/mL (p=0.0343) and the ratio of p-tau to Ab42 by -0.0024 (p=0.0401). Among responders, the reduction in p=tau was -3.22 pg/mL (p=0.0027) and the ratio of p-tau to Ab42 was 0.0040 (p=0.0144)
•	18 of 22 patients with abnormal baseline scans showed improvement in one or more brain regions as seen from advanced functional MRI studies
•	MCI and mild AD subjects with abnormal scans that improved after 3 months treatment also saw a -0.068 points improvement in their ADCOMS scores (p=0.0258)

[*] Horvath K. doi.org/10.1016/j.parkreldis.2015.10.006

We believe AD pathology is driven by multiple factors. Amyloid beta (Ab) and phosphorylated tau (p-tau) have been the focus of the AD research community, but decades of research on dozens of agents have found inconsistent and modest decrements in the overall rate of cognitive and functional decline over a period of years. We believe in addition to Ab and p-tau, other factors such as inflammation, insulin resistance, metabolic dyshomeostasis, apoptosis, oxidative stress, and glucose utilization also play critical roles in AD etiology. Data show that NE3107’s ability to reduce TNFa (the major regulator of inflammation) is highly correlated to improvements in cognition. We hypothesize that the modulation of TNFa levels and its inflammatory activation lead to a multitude of changes among the many factors downstream from this master regulator, which collectively lead to improvements in neuronal health and cognition.

We also recently announced that BioVie’s Phase 3 trial in AD has fully enrolled the targeted 316 patients and that the company is opting to increase study size to 400 due to our fast enrollment pace. The trial protocol specified enrolling at least 316 patients. The protocol also pre-specified the potential for a review when roughly 50% of the 316 enrolled patients have completed the study to determine if increasing enrollment of up to 400 patients might be desirable for the purpose of enhancing the probability of achieving statistical significance. The pace of enrollment increased dramatically in recent months, creating a situation where the Company finished enrolling all 316 patients before 50% of enrolled patients had completed the study. Thus, we decided that forgoing the interim analysis and continuing enrollment up to 400 patients is the best course for obtaining the strongest possible data set. We believe all 400 patients can be enrolled in the coming months and anticipate topline results will be available before the end of 3Q2023. By taking this step we believe we have enhanced our probability for success, and thus our ability to bring this hoped for innovation to the Alzheimer’s patient community.

NE3107’s potential impact on Biomarkers of Aging-related Disease States

As a part of the Phase 2 Alzheimer’s trial, blood samples were taken from the patients before and after 3 months of treatment with NE3107, and these samples were analyzed to assess NE3107’s potential to reduce inflammation and alter DNA methylation patterns associated with epigenetic biological clocks.

Data shows that treatment with NE3107 for three months showed a reduction of 3.3 years (p=0.0021) using the Horvath DNA methylation SkinBlood clock. Furthermore, 19 out of the 22 patients experienced this reduction in the SkinBlood clock score.

We are very excited by this initial finding and recognize that there is still much more to learn about the NE3107’s impact on the biomarkers of aging-related disease states and how this may affect disease progression, and we look forward to working with collaborators to answer questions such as whether the reversal will accumulate with longer treatment duration, the durability of the effect, and whether this translates to a reduced risk in diseases associated with aging.

Let me explain by using an analogy. Our DNA provides the genetic code for everything in the body in much the same way that a music compact disc (CD) provides the code for its music content. With repeated use, the CD may become scratched and smeared with fingerprints, which affects the player’s laser’s ability to read and decode its content. Epigenetics is the study of how behavior (e.g., diet, exercise) and environment affect the way our genes work in addition to the genetic code itself (i.e., similar to the smearing and scratching of the CD).

There’s an increasing body of evidence that signs of aging are epigenetic in nature.[1],[2] Perhaps the most studied area of epigenetics involves DNA methylation, which is the process of how methyl groups are added or removed from DNA and thus regulate the expression of various genes in our bodies.[3] Many studies have shown that genes become over- or under-methylated as we age,[4],[5],[6] thereby suggesting that the modulation of DNA methylation could enable the up- or down-regulation of specific genes and thus modulate the aging process.

Dr. Steven Horvath, Professor of Human Genetics at the UCLA David Geffen School of Medicine and Professor of Human Genetics & Biostatistics at the UCLA Field School of Public Health, is a leading authority on the study of DNA methylation, and his research publications have been cited nearly 90,000 times in peer-reviewed articles. Professor Horvath studied a large number of datasets comprised of most tissue and cell types to create the first epigenetic clock (or “biological clock” to measure “biological age”) to measure the cumulative methylation of selected sites in the genome and how this could differ from a person’s “chronological age.”

This finding that NE3107 may affect DNA methylation would be consistent with the understanding of its mechanism of action. NE3107 has been shown to modulate the expression of TNFa, which is considered to be the master regulator of inflammation.[7] Inflammation has been shown to be associated with hypermethylation of DNA,[8] which in turn has been shown to impact a wide range of diseases, including various forms of cancers,[9] age-related cognitive impairment and dementia,[10] Parkinson’s disease,[11] cardiovascular disease,10,[12] COPD and respiratory disease,[13] chronic kidney disease,[14] inflammatory bowel disease,[15] sepsis,[16] and many others.

I believe this encouraging finding that NE3107 may affect the biological markers associated with aging helps explain the results we have seen from our trials in Alzheimer’s and Parkinson’s, both diseases are associated with aging. NE3107 has shown the ability to modulate inflammation and insulin resistance by reducing TNFa, which leads to improvements in a series of downstream factors such as metabolic dyshomeostasis, apoptosis, oxidative stress, among others. NE3107’s impact on DNA methylation helps explain the magnitude and rapid pace of impact we see in the AD and PD trials.

Overall, we are very excited with the progress of our clinical programs and the potential of advancing meaningful therapies for our patient communities. Over the course of 2022, we provided positive topline results from our AD and PD trials. Furthermore, we found that NE3107 has an unexpected impact on the biomarkers of aging-related disease states and how this may affect disease progression, which provides additional avenues of exploration for the molecule.

We are also looking forward to an exciting 2023. With respect to additional data readouts, we start with the detailed presentation of our Parkinson’s data at the AD/PD™ 2023 International Conference on Alzheimer’s and Parkinson’s Diseases to be held March 28-April 1, 2023 in Gothenburg, Sweden. We look forward to providing data read out from our Phase 2 trial evaluating BIV201 in ascites in the first half of the year. And we eagerly anticipate reading out the Phase 3 potentially pivotal trial for NE3107 in Alzheimer’s Disease in 3Q2023.

Given the efficacy signal detected in the Parkinson’s Phase 2 trial, we will start planning the next phase of the clinical development program for discussion with the FDA in anticipation of launching the Phase 3 for PD trials in 2023 as well.

I hope you share our enthusiasm for how the programs are advancing and the potential for exciting catalysts over the next year. We thank you for your support.

Cuong Do

President & Chief Executive Officer

About BioVie

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative therapies to overcome unmet medical needs in chronic debilitating conditions. In neurodegenerative disease, the Company’s drug candidate NE3107 inhibits inflammatory activation of ERK and NFkB (e.g., TNF signaling) that leads to neuroinflammation and insulin resistance, but not their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both are drivers of Alzheimer’s and Parkinson’s diseases. The Company is conducting a potentially pivotal Phase 3 randomized, double blind, placebo controlled, parallel group, multicenter study to evaluate NE3107 in patients who have mild to moderate Alzheimer's disease (NCT04669028) and is targeting primary completion in mid-2023. An estimated six million Americans suffer from Alzheimer’s. A Phase 2 study of NE3107 in Parkinson’s disease (NCT05083260) has completed and provided its topline data readout in December 2022. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2b study for the treatment of refractory ascites due to liver cirrhosis with top-line results anticipated in mid-2023. BIV201 is administered as a patent-pending liquid formulation. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit http://www.bioviepharma.com/.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Public/Press Relations Inquiries:

Dennis Consorte
(201) 344-9648
dennisconsorte@gmail.com

For Investor Relations Inquiries:

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

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[11]	Tang X DOI: 10.1002/mds.29157
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[16]	Rump K Sci Rep 9, 18511 (2019)